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                                                                      Exhibit 15



Acknowledgment Letter



The Board of Directors and
  Stockholders of American Eagle
  Outfitters, Inc.



We are aware of the incorporation by reference in the Registration Statement (Forms S-4) and related Joint Proxy Statement/Prospectus of Natco Industries, Inc. and American Eagle Outfitters, Inc. of our reports dated May 20, 1998, August 19, 1998, and November 17, 1998 related to the unaudited condensed consolidated interim financial statements of American Eagle Outfitters, Inc. which are included in the Form 10-Q for the quarters ended May 2, 1998, August 1, 1998, and October 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 29, 1999